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                                   EXHIBIT 4.1

                           CERTIFICATE OF DESIGNATION

                                       OF

                     NON-VOTING ACQUISITION PREFERRED STOCK

                                       OF

                            CALLOWAY'S NURSERY, INC.

         Calloway's Nursery, Inc., a Texas corporation (the "Corporation"), does hereby certify that the following resolution was duly adopted by the Board of Directors of the Corporation (the "Board of Directors") by unanimous written consent effective as of September 10, 1999 pursuant to authority conferred upon the Board of Directors by the provisions of the Restated Articles of Incorporation of the Corporation that authorize the issuance of up to 10,000,000 shares of Preferred Stock, par value $0.01 per share:

         RESOLVED, that the issuance of a series of Preferred Stock of the Corporation is hereby authorized, and the designation, powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof, of the shares of said series, in addition to those set forth in the Restated Articles of Incorporation of the Corporation, are hereby fixed as follows:

         Section 1. Designation. The distinctive serial designation of said series shall be "Non-Voting Acquisition Preferred Stock" (hereinafter called "Non-Voting Acquisition Preferred Stock"). Each share of Non-Voting Acquisition Preferred Stock shall be identical in all respects with all other shares of Non-Voting Acquisition Preferred Stock.

         Section 2. Number of Shares. The number of authorized shares of Non-Voting Acquisition Preferred Stock shall be 40,000. Shares of Non-Voting Acquisition Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation shall be canceled, and the Corporation shall take all such actions as are necessary to cause such shares to revert to the status of authorized but unissued shares of Preferred Stock undesignated as to series.

         Section 3. Definitions. As used herein with respect to Non-Voting Acquisition Preferred Stock, the following terms shall have the following meanings:

                  (a) The term "Junior Securities" shall mean the Common Stock, par value $0.01 per share (the "Common Stock"), of the Corporation and any other class or series of stock of the Corporation hereafter authorized over which the Non-Voting Acquisition Preferred Stock has preference or priority in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

                  (b) The term "Parity Securities" shall mean any other class or series of stock of the Corporation which ranks on a parity with the Non-Voting Acquisition Preferred Stock in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.


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         Section 4. Dividends. The holders of Non-Voting Acquisition Preferred
Stock shall not be entitled to receive dividends.

         Section 5. Liquidation Preference.

                  (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, before any of the assets of the Corporation shall be distributed among or paid over to the holders of any Junior Securities, the holders of shares of Non-Voting Acquisition Preferred Stock shall be entitled to receive an amount per share equal to $100 (the "Liquidation Preference").

                  (b) If upon such liquidation, dissolution or winding up, whether voluntary or involuntary, the assets available for distribution among the holders of shares of Non-Voting Acquisition Preferred Stock and the holders of Parity Securities shall be insufficient to permit the payment to such holders of the full preferential amounts to which they are entitled, then the assets of the Corporation available for distribution among the holders of Non-Voting Acquisition Preferred Stock and the holders of Parity Securities shall be distributed ratably among such holders in proportion to the preferential amount each such holder is otherwise entitled to receive.

                  (c) A consolidation or merger of the Corporation with or into any other corporation or other entity, or a sale of all or substantially all of the assets of the Corporation that does not involve a distribution by the Corporation of cash or other property to the holders of shares of the Common Stock shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 5.

         Section 6. Voting Rights. Except as otherwise required by law, holders of the shares of Non-Voting Acquisition Preferred Stock will not have any voting rights.

         Section 7. Redemption.

                  (a) The Corporation may, at any time prior to September 21, 2004, redeem any portion or all of the outstanding shares of Non-Voting Acquisition Preferred Stock outstanding on such date as determined by the Corporation (the "Optional Redemption Date"). If less than all of the outstanding shares of Non-Voting Acquisition Preferred Stock are to be redeemed on an Optional Redemption Date, the Company will, in its sole discretion, select those shares to be redeemed. On September 21, 2004 (the "Mandatory Redemption Date"), if any shares of Non-Voting Acquisition Preferred Stock shall be outstanding, the Corporation shall redeem all outstanding shares of Non-Voting Acquisition Preferred Stock outstanding on such date.

                  (b) For each share of Non-Voting Acquisition Preferred Stock to be redeemed, the Corporation shall be obligated to make a payment ("Redemption Payment") to each holder of shares of Non-Voting Acquisition Preferred Stock in an amount equal to the Liquidation Preference per share of Non-Voting Acquisition Preferred Stock ("Redemption Price").

                  (c) Notice of redemption of shares of Non-Voting Acquisition Preferred Stock shall be given by the Corporation by first-class mail, mailed not less than 30 nor more than 60


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days prior to an Optional Redemption Date or the Mandatory Redemption Date, to
each holder of Non-Voting Acquisition Preferred Stock to be redeemed, at his or her last address appearing in the Corporation's records. The notice of redemption shall state:

                  i.       the Optional Redemption Date or Mandatory Redemption
                           Date;

                  ii.      the Redemption Price;

                  iii.     the total number of shares being redeemed; and

                  iv. the place where such shares of Non-Voting Acquisition Preferred Stock are to be redeemed or surrendered for payment of the Redemption Price.

                  (d) On or before the Optional Redemption Date or Mandatory Redemption Date, as applicable, each holder of the Non-Voting Acquisition Preferred Stock shall surrender the certificate or certificates representing all of the shares of Non-Voting Acquisition Preferred Stock to the Corporation in the manner and at the place designated in the notice of redemption. The Redemption Price shall thereupon be payable to the order of the person or entity whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired.

                  (e) Notwithstanding the Corporation's obligation to make the Redemption Payment as described herein, the aggregate amount of all Redemption Payments may be reduced as a result of the Corporation exercising its right of offset, as provided for in Section 13.10 of that certain Amended and Restated Asset Purchase Agreement, dated as of June 3, 1999, by and among the Corporation, Cornelius Nurseries, Inc., a Texas corporation ("CNI"), Turkey Creek Farms, Inc., a Texas corporation, and Wholesale Landscape Distributors, Inc., a Texas corporation. The amount of such reduction shall be the amount of the offset.

         Section 8. Amendment. This Certificate of Designation may not be amended without the prior written consent of the holders of a majority of the outstanding shares of Non-Voting Acquisition Preferred Stock.


                                    * * * * *


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         IN WITNESS WHEREOF, the undersigned has executed this Certificate of
Designation on behalf of the Corporation as of September 20, 1999.


                                          CALLOWAY'S NURSERY, INC.


                                          By:  /s/ James C. Estill
                                               -------------------
                                               James C. Estill
                                               President